Misonix Contact:	Investor Relations Contact:
Richard Zaremba	Joe Diaz, Lytham Partners
631 694 9555	602 889 9700
invest@misonix.com	mson@lythampartners.com

Misonix Reports Strong Revenue Increases for the

First Quarter of Fiscal 2013

Total Revenue Up 42%; International Revenue Up 58%

FARMINGDALE, NY – November 7, 2012 – Misonix, Inc. (NASDAQ: MSON), a surgical device company that designs, manufactures and markets innovative therapeutic ultrasonic products worldwide for spine surgery, cranial maxillo – facial surgery, neurosurgery, wound debridement, cosmetic surgery, laparoscopic surgery and other surgical applications, today reported financial results for the first quarter of fiscal year 2013, ended September 30, 2012.

Highlights for the quarter and the fiscal year include:

•	Revenue for the first quarter of fiscal 2013 increased 42% to $4.6 million compared to $3.2 million in the comparable quarter of fiscal 2012.

•	U.S. revenue increased 30%, International revenue increased 58% versus the first quarter of fiscal 2012.

•	Gross margin increased 490 basis points to 59.7% for the three months ended September 30, 2012 versus 54.8% in the first quarter of 2012.

•	BoneScalpel™ revenue increased 220% for the first quarter of 2013 versus the prior year three month period.

•	SonicOne™ revenue increased 97% for the first quarter versus the comparable quarter of fiscal 2012.

•	SonaStar™ revenue increased 21% for the first quarter versus the last year’s comparable quarter.

•	Net income for the quarter was $44,834, or $0.01 per diluted share, compared to a net loss of $883,942, or $(0.13) per diluted share in the first quarter of 2012.

•	Cash and cash equivalents totaled $6.7 million at September 30, 2012 with no long-term debt.

Q1 2013 Financial Results:

For the first quarter of fiscal 2013, revenue increased 42% to $4.6 million compared to $3.2 million in the first quarter of 2012. BoneScalpel revenue for the quarter increased 220% to $2.1 million compared to $655,686 in last year’s first quarter. SonicOne revenue increased 97% to $500,886 compared to $254,387 in the first quarter last year. SonaStar revenue increased 21% to $1.6 million compared to $1.3 million in the first quarter last year.

Gross margin increased to 59.7% for the first quarter of fiscal 2013 from 54.8% for the first quarter ended September 30, 2012. Operating expenses for the first fiscal quarter increased nine percent primarily attributable to continued expansion of the Company’s in-house sales force, commissions on expanded product sales and increased advertising and depreciation expense due to increased rented/leased/no-cap units in the field. Income from continuing operations before income taxes for the quarter was $40,016 compared to a loss from continuing operations before income taxes of $799,026 in the first quarter of 2012.

The financial results for the first quarter included net income from discontinued operations of $6,318, or $0.00 per fully diluted share – adjusted for taxes – primarily related to the sale of the Company’s Laboratory and Forensic Safety Products business.

For the first quarter of fiscal year 2013, the Company reported net income of $44,834, or $0.01 per diluted share, compared to a net loss of $833,942, or $(0.13) per diluted share, in the first quarter of fiscal 2012.

Michael A. McManus Jr., President and Chief Executive Officer of Misonix, commented, “We are off to a very good start in fiscal 2013. We achieved strong revenue growth across our major product lines. First quarter sales in the U.S. increased 30% and International sales increased 58% as our distribution networks continue to gain traction. We had exceptionally strong revenue increases in Asia, Australia, South America and South Africa.

“We continue to expand our distribution capabilities both in and outside the U.S. We are beginning to see the acceptance of our SonicOne for the treatment of wounds in operating room procedures. We are pleased with the way that our products are being accepted by the surgical community worldwide. Our BoneScalpel enables surgeons to make precision cuts in bone – from the spine to the skull and on to delicate facial surgical procedures – while avoiding damage to soft tissue and nerves in a manner that will result in better patient outcomes, improved quality of life, and generate cost efficiencies across the patient’s treatment continuum.”

"I was very excited by the reception that our BoneScalpel product received at the recent North American Spine Society Show (NASS) in Dallas,” commented Mr. McManus. “We met with a number of surgeons that have recently integrated the BoneScalpel into their respective practices and we are very pleased with the positive comments made relating to ease of use of the instrument, the reduction of time in completing procedures and patient outcomes.

“During the NASS event, Isador H. Lieberman, MD, MBA, FRCSC, of the Scoliosis and Spine Tumor Center, Texas Back Institute, Plano, Texas, released an abstract of a paper submitted for publication based on the results of 128 patients that he treated utilizing the BoneScalpel. Dr. Lieberman concluded that “the BoneScalpel is a safe and effective ultrasonic bone cutting device that can be used to facilitate osteotomies in a variety of spine surgeries. This device eliminates the risk of soft tissue injury associated with the use of high speed burrs and oscillating saws during spine surgery.

“In addition, at NASS, there were presentations highlighting outcomes when the BoneScalpel was used as the exclusive bone cutting tool in complex, spine deformity cases, plus a special Bio-Skills Laboratory was conducted where 46 spine surgeons were exposed to the clinical benefits of the BoneScalpel. All things considered, the NASS was an extraordinary event."

Mr. McManus concluded, “We continue to have a solid balance sheet with $6.7 million in cash and equivalents and zero long-term debt. We are pleased with the progress and the measurable results that indicate success in the execution of our strategic plan as a focused medical device company.”

Conference Call:

Michael A. McManus Jr., President and Chief Executive Officer, and Richard Zaremba, Senior Vice President and Chief Financial Officer, will host a conference call Wednesday, November 7, 2012 at 4:30 pm ET to discuss the Company’s first quarter results.

Shareholders and other interested parties can access the conference call by dialing (877) 317-6789 or (412) 317-6789 or can listen via a live Internet webcast, which is available in the Investor Relations section of the Company's website at www.misonix.com.

A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation # 10020438. A webcast replay will be available in the Investor Relations section of the Company's website at www.misonix.com for 30 days.

About Misonix:

Misonix, Inc. designs, manufactures and markets therapeutic ultrasonic medical devices. Misonix’s therapeutic ultrasonic platform is the basis for several innovative medical technologies. Addressing a combined market estimated to be in excess of $3 billion annually; Misonix’s proprietary ultrasonic medical devices are used for wound debridement, cosmetic surgery, neurosurgery, laparoscopic surgery, and other surgical and medical applications. Additional information is available on the Company’s Web site at www.misonix.com.

With the exception of historical information contained in this press release, content herein may contain "forward looking statements" that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances.  Investors are cautioned that forward looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, risks associated with international sales and currency fluctuations, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships,  regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company's business lines, and other factors discussed in the Company's Annual Report on Form 10 K, subsequent Quarterly Reports on Form 10 Q and Current Reports on Form 8 K.  The Company disclaims any obligation to update its forward looking relationships.

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MISONIX, INC. And Subsidiaries
Consolidated Balance Sheets

	September 30, 2012	June 30, 2012
	(Unaudited)	(derived from audited
		financial statements)

Assets
Current Assets:
Cash and cash equivalents	$6,662,667	$6,273,015
Accounts receivable, less allowance
for doubtful accounts of $169,641 and
$155,739, respectively	2,612,171	3,158,084
Inventories, net	4,211,382	4,380,841
Prepaid expenses and other current assets	223,928	306,691
Note receivable	74,867	198,117
Total current assets	13,785,015	14,316,748

Property, plant and equipment, net	809,231	891,822
Goodwill	1,701,094	1,701,094
Intangible and other assets	1,342,584	1,403,173
Total assets	$17,637,924	$18,312,837

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$925,684	$1,507,695
Accrued expenses and other current liabilities	849,101	1,074,932
Total current liabilities	1,774,785	2,582,627

Deferred income	106,094	117,147
Deferred lease liability	23,199	22,996
Total liabilities	1,904,078	2,722,770

Commitments and contingencies

Stockholders' equity:
Capital stock, $0.01 par value - shares authorized 20,000,000, 7,082,920 shares
issued and 7,005,360 shares outstanding	70,829	70,829
Additional paid-in capital	26,231,896	26,132,951
Accumulated deficit	(10,157,886)	(10,202,720)
Treasury stock, at cost, 77,560 shares	(410,993)	(410,993)
Total stockholders' equity	15,733,846	15,590,067
Total liabilities and stockholders' equity	$17,637,924	$18,312,837

MISONIX, INC. And Subsidiaries
Consolidated Statements of Operations
Unaudited

	Three Months Ended
	September 30,
	2012	2011
Net sales	$4,570,525	$3,217,199

Cost of goods sold	1,843,899	1,453,407

Gross profit	2,726,626	1,763,792

Selling expenses	1,458,564	1,180,252
General and administrative expenses	1,042,332	1,167,820
Research and development expenses	397,131	309,974
Total operating expenses	2,898,027	2,658,046

Loss from operations	(171,401)	(894,254)

Total other income	211,417	95,228

Income (loss) from continuing operations before income taxes	40,016	(799,026)

Income tax expense	1,500	4,960

Net income (loss) from continuing operations	38,516	(803,986)

Discontinued operations:
Net income (loss) from discontinued operations, net of tax of $0 and $0, respectively	6,318	(79,956)
Net income (loss) from discontinued operations	6,318	(79,956)
Net income (loss)	$44,834	$(883,942)

Net income (loss) per share from continuing operations-Basic	$0.01	$(0.12)
Net income (loss) per share from discontinued operations-Basic	0.00	(0.01)
Net income (loss) per share-Basic	$0.01	$(0.13)

Net income (loss) per share from continuing operations-Diluted	$0.01	$(0.12)
Net income (loss) per share from discontinued operations-Diluted	0.00	(0.01)
Net income (loss) per share-Diluted	$0.01	$(0.13)

Weighted average common shares-basic	7,005,360	7,001,370

Weighted average common shares-diluted	7,297,690	7,001,370